BINDING LETTER OF INTENT

This letter of intent, dated this 8th day of December, 2004, is made between Michael Hugh and his nominee, represented by Curt Thurmon and Consolidated Energy Investments (“Hugh”), and Gas Gathering Enterprises, LLC, a Louisiana limited liability company (“GGE”).

1. Assets to be Purchased:
Assets currently comprising GGE’s approximately 65 mile long gas gathering system in the Caddo Pine Island Field, Caddo Parish, LA, including any currently attached equipment, as described on Exhibits A - C attached hereto (“Assets”).

2. Purchase Price:
$150,000, less any deposits paid under paragraph 3. hereunder. GGE will be responsible for real estate taxes on the Assets through December 31, 2004, and Hugh will be responsible for real estate taxes on the assets commencing January 1, 2005, if a closing occurs.

3. Option Period:
Simultaneously with the execution and delivery of this Letter of Intent, Hugh has given GGE a non-refundable deposit in the amount of $25,000. This deposit affords Hugh the exclusive right to purchase the Assets with a closing on or before January 15, 2005. Whether or not Hugh exercises its option, GGE has the irrevocable and immediate right to retain the aforesaid deposit as of the date hereof. The option period is extendable until March 1, 2005 (i.e.: closing must occur on or before March 1, 2005), if on or before January 15, 2005, Hugh notifies GGE in writing of his desire to extend the option and deposits another $25,000, which is nonrefundable and upon deposit affords GGE the irrevocable and immediate right to said funds. If Hugh does not close on the purchase of the Assets by January 15, 2005, or by March 1, 2005 (if it exercises the option extension), GGE has no obligation whatsoever to refund either deposit and may sell the Assets to a third party without any further obligation to Hugh. The deposits paid hereunder are considered good and valid consideration for GGE’s grant to Hugh of the exclusive period to purchase the Assets as described herein and are deemed fully earned and paid as of the date each deposit is made.

4. Warranties:	The Assets will be sold to Hugh, at closing, free and clear of any liens; however, GGE makes no other warranties whether express or implied with regard to the Assets.
5. Governing Law:	This Letter of Intent is governed by the laws of the State of Louisiana.
6. Closing:
To occur on or before January 15, 2005, or March 1, 2005, as described in paragraph 3. above. At closing, Hugh shall pay to GGE the balance of the purchase price, and GGE shall convey the Assets to Hugh pursuant to a bill of sale.

7. Binding Nature:	This Letter of Intent is a binding obligation upon both of the parties hereto.

This Letter of Intent is executed as of this 8th day of December, 2004.

/s/ Curt Thurmon
Curt Thurmon, on Behalf of Michael Hugh

GAS GATHERING ENTERPRISES, LLC

By: /s/ Willard G. McAndrew, III
Name: Willard G. McAndrew, III
Title: CEO & President